Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of said report in the Annual Report on Form 10-K of TGC Industries, Inc. for the year ended December 31, 2010 of our report dated March 18, 2011 included in its Registration Statement on Forms S-8 (File No. 333-142221, File No. 333-118588 and File No. 333-13947) dated March 18, 2011 relating to the consolidated financial statements and financial statement schedules for the three years ended December 31, 2010 listed in the accompanying index.

/s/ Lane Gorman Trubitt, PLLC

Dallas, Texas
March 18, 2011